Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Randal R. Greene
May 11, 2012		President & CEO
(804) 435-1171, Ext. 1102

BAY BANKS OF VIRGINIA

ANNOUNCES VOLUNTARY DEREGISTRATION

Bay Banks of Virginia (OTC BB: BAYK), headquartered in Kilmarnock, Virginia and the holding company for Bank of Lancaster and Bay Trust Company, announced today that, pursuant to the provisions of the Jumpstart Business Startups Act (the “JOBS Act”), the Board of Directors voted on May 10, 2012 to deregister the Company’s common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The JOBS Act, which was signed into law on April 5, 2012, raises the threshold for requiring banks and bank holding companies to register with the Securities and Exchange Commission under the Exchange Act to 2000 record shareholders, and also increases the threshold under which banks and bank holding companies are permitted to deregister from the Exchange Act from 300 record shareholders to 1200 record shareholders. Bay Banks of Virginia has 667 shareholders of record, and therefore qualifies for deregistration.

Randal R. Greene, President and Chief Executive Officer, stated that “Deregistering from the Exchange Act will not affect trading or liquidity of our common stock as we will remain quoted on the OTC Bulletin Board. However, by deregistering under the Exchange Act, our Company’s cost savings are estimated to be between $75,000 and $100,000 annually, resulting from reduced audit, legal and regulatory filing expenses, as well as enabling the Company to focus more on operational and financial objectives. Both management and the Board of Directors expect this transition to be in the long-term, best interest of our shareholders.”

Under the Exchange Act, the deregistration will not be effective for ninety (90) days after the Company’s filing of its Form 15. The Company expects its filing requirements with the Securities and Exchange Commission to end on or about August 9, 2012. The Company’s quarterly and annual reports, proxy statements and current reports will no longer be filed with the Securities and Exchange Commission, although the Company will continue to provide quarterly and annual information and proxy statements to its shareholders and post this information on its website.

Bay Banks of Virginia, and its affiliates Bank of Lancaster and Bay Trust Company, have been in business since November 1930 and have 10 locations throughout the Northern Neck. For more information, please visit www.baybanks.com.

This press release contains “forward-looking statements” that concern future events which are subject to risks and uncertainties. Any such statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. The Company’s actual results, events and developments may differ materially from those contemplated by any forward-looking statement.

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